EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
EchoStar Communications Corporation:
We consent to the incorporation by reference in the following registration statements of EchoStar Communications Corp. and subsidiaries of our reports dated March 14, 2006, with respect to the consolidated balance sheets of EchoStar Communications Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of EchoStar Communications Corporation. and subsidiaries.

Form	Registration Statement No.	Description
S-8	333-106423	1999 Stock Incentive Plan
S-8	333-66490	2001 Nonemployee Director Stock Option Plan
S-8	333-59148	2000 Launch Bonus Plan
S-8	333-31890	401(k) Employees’ Savings Plan
S-8	333-95099	1999 Launch Bonus Plan
S-8	333-74779	401(k) Employees’ Savings Plan
S-8	333-51259	1998 Launch Bonus Plan
S-8	333-48895	401(k) Employees’ Savings Plan
S-8	333-36791	1997 Employee Stock Purchase Plan
S-8	333-36749	1997 Launch Bonus Plan
S-8	333-22971	401(k) Employees’ Savings Plan
S-8	333-11597	1996 Launch Bonus Plan
S-8	333-05575	1995 Nonemployee Director Stock Option Plan
S-8	033-80527	1995 Stock Incentive Plan
KPMG LLP
Denver, Colorado
March 14, 2006